                                                                    EXHIBIT 99.3

THURSDAY AUGUST 31, 7:03 PM EASTERN TIME

PRESS RELEASE

SOURCE: STATION CASINOS, INC.


                     Station Comments on Public Hearing

     LAS VEGAS, Aug. 31 /PRNewswire/ -- Station Casinos, Inc. (NYSE: STN - news) announced today that the Missouri Gaming Commission ("MGC") completed its scheduled public hearing today. The hearing was held purportedly in connection with an investigation of Michael Lazaroff, an attorney formerly with the law firm of Thompson Coburn, which represented Station in Missouri. As previously disclosed, seven of the eight Station Casinos employees who were sent subpoenas to testify declined to appear at the hearing. Station asserts that the MGC lacks the authority to require its employees to appear at such a public hearing, and that such a hearing fails to afford Station and its employees fundamental due process rights.

     In response to Station's position and the employees' failure to appear, the MGC issued Preliminary Orders for Disciplinary Action seeking to revoke the Missouri gaming licenses held by the Company's two Missouri subsidiaries, as well as Missouri gaming licenses held by Frank J. Fertitta III, Glenn C. Christenson, Scott M Nielson and Richard J. Haskins. Under the Missouri gaming laws, Station has 30 days to respond to the Preliminary Orders, at which time a schedule will be established for an adversary hearing before an administrative law judge, subject to further judicial review and rights of appeal. The Company believes that Station Casino St. Charles and Station Casino Kansas City will remain in operation pending the outcome of further proceedings with the MGC.

     Charles W. German, an attorney representing Station at the hearing, said, "the proceedings over the last two days validated our decision not to attend this hearing. The MGC staff had no authority to issue these subpoenas under state law or the MGC's own rules. In a fair judicial proceeding, we are confident that Station will prevail."

     Station Casinos, Inc. is a multi-jurisdictional gaming company headquartered in Las Vegas, where it owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nev., and Sunset Station Hotel & Casino in Henderson, Nev., as well as slot route management services in Clark County, Nev. The Company also owns and operates Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Mo., and Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Mo., near St. Louis.

     This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations of the Company which involve risks and uncertainties including, but not limited to, licensing and other regulatory risks. In particular, if the ongoing investigations related to Lazaroff were to implicate the Company or its senior executives in any wrongdoing, this could lead to further proceedings against the Company or its executives, which could result in fines and other penalties being imposed on them, restrict their ability to hold gaming licenses or otherwise materially adversely affect the Company's business, financial condition and results of operations. Moreover, an adverse outcome with respect to the proceedings related to the Preliminary Orders for Disciplinary Action issued by the MGC likely would have a material adverse affect on the Company's business, financial condition and results of operations. Further information on potential factors which could affect the business, financial condition and results of operations of the Company, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-71227.